UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
February 1, 2010
Date of Report (Date of earliest event reported)
PRGX Global, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Georgia	0-28000	58-2213805

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Galleria Parkway, Suite 100
Atlanta, Georgia		30339

(Address of Principal Executive Offices)		(Zip Code)
(Registrant’s Telephone Number, Including Area Code): 770-779-3900
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
          On February 1, 2010, the Compensation Committee of the Board of Directors of PRGX Global, Inc. (the “Company”) established the material terms for the 2010 performance bonus plan in which the Company’s principal executive officer, principal financial officer and its other currently employed named executive officers will participate. The material terms of the 2010 bonus plan are as follows:
•	The overall bonus pool under the 2010 bonus plan will be established based on the Company’s achieving a percentage of the target level of revenue established by the Compensation Committee for 2010. No amounts will be contributed to the bonus pool and no bonuses will be paid under the 2010 bonus plan unless the Company achieves a minimum level of adjusted EBITDA for 2010.

•	Target and maximum bonus amounts for each named executive officer under the 2010 bonus plan are established in accordance with the officer’s employment agreement.

•	Actual bonus payments to named executive officers under the 2010 bonus plan will be based (a) for all named executive officers other than those officers that are responsible for a service line within the Company, 70% on the Company’s 2010 revenue performance, (b) for those officers that are responsible for a service line within the Company, 30% on the Company’s 2010 revenue and adjusted EBITDA performance and 40% on the 2010 revenue and adjusted EBITDA performance of the applicable service line, and (c) 30% on the achievement of individual performance objectives as approved by the Compensation Committee.

SIGNATURES
          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRGX Global, Inc.
By:	/s/ Victor A. Allums
Victor A. Allums
Senior Vice President, Secretary and General Counsel

Dated: February 5, 2010